FIRST AMENDED AND RESTATED
PATENT LICENSE AGREEMENT

Effective as of the 28th day of August, 2004 NEC PARTNERSHIP, (the “Partnership”, or the “Licensor”) having an address of 101 High Street, Westwood, MA 02090, and INTEGRATED PHARMACEUTICALS, INC. ("Licensee"), a corporation duly organized and existing under the laws of Idaho, and having its principal place of business at 310 Authority Drive, Fitchburg, MA 01420, hereby agree as follows:

Article 1  Basis of Agreement

Licensor is the owner of United States Patent No. 6,416,981 dated July 9, 2002 (the “Original Patent”), one US continuation application stemming from the Original Patent (US application no. 10/142,499), and one international patent application (PCT application WO 03/093489 A1) corresponding to the Original Patent (collectively, the (“Applications”) and has previously entered into a license agreement (the “License Agreement”) dated August 24, 2001 with Licensee pertaining to the Original Patent. Licensor and Licensee have since agreed to certain modifications to the License Agreement, and now wish to incorporate those modifications into a single document and to clarify certain ambiguities in the License Agreement. Thus, the following is an amendment to and complete restatement of the License Agreement.

Licensee has experience in R&D relating to clinically active pharmaceutical compounds, as well as their manufacture, sales and marketing. It is the desire and interest of the parties that Licensee obtain a license from Licensor to utilize the Patents (as defined below). The purpose of this Agreement is to set forth the terms, conditions, mutual promises and considerations, under which Licensor will grant and Licensee will accept such a license. This agreement merges the determination of royalties attributable to patent rights and the confidential Technical Information, as defined below, for the convenience of the parties, owing to the impracticability of the separate determination of the royalties attributable to each type of intellectual property.

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Article 2  Definitions.

(a) "Affiliate" shall mean any corporation or other business entity controlled by, controlling, or under common control with Licensee. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, in the case of a corporation, or of the rights to receive distributable net income, in the case of any other business entity.

(b) “Effective Date” means August 24, 2001.

(c) “Licensed Process(es)"shall mean any process which (a) is covered in whole or in part by a Valid Claim in the country in which the process is used or sold or
(b) embodies, utilizes, or is derived from any of the Technology.

(d) "Licensed Product(s)" shall mean any product (a) the manufacture, sale, or use of which is covered in whole or in part by a Valid Claim in the country in which the product is made, used or sold or (b) embodies, utilizes, is derived from, or is made in accordance with any of the Technology.

(e) "Net Sales" shall mean the gross amount invoiced for sales of Licensed Products or products made with the use of Licensed Processes to independent third parties less

(i) Transportation charges or allowances actually paid or granted;

(ii) Trade, quantity, cash or other discounts, if any, allowed and paid by Licensee to independent parties in arms-length transactions;

(iii) Credits or allowances made or given on account of rejects, returns, recalls or retroactive price reductions for any amount not collected;

(iv) Any tax or governmental charge directly on sale or transportation, use or delivery or services paid by Licensee and not recovered from the purchaser.

(f) Licensed Products and Licensed Processes shall be considered “sold” when invoiced or billed out.

(g) “Patents” means the original Patent, the Applications, and any additional continuations, continuations in part, divisionals stemming from the original Patent, and foreign counterparts of the any of the foregoing.

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(h) "Technical Information" shall mean the Partnership’s rights in the proprietary, technical information, including trade secrets, know-how, techniques, specifications and procedures, in existence on the Effective Date and necessary or useful in practicing the art disclosed in any of the Patents other than Technical Information disclosed in the Patent Application

(i) “Technology” shall mean the technology disclosed in the Patents, and any Technical Information relating to such technology.

(j) “Territory” shall mean the entire world.

(k) "Valid Claim" shall mean any claim set forth in any of the Patents that, in the case of a claim set forth in a patent, has (i) been maintained, (ii) not expired, and (iii) not been held invalid or unenforceable by a court of competent jurisdiction; or, in the case of a claim set forth in a patent application, has (iv) been diligently prosecuted and (v) not been finally rejected by the patent office of the country in which the application has been filed, such rejection having become unappealable by virtue of a waiver or a failure to file and diligently prosecute an appeal.

Article 3 Grant

Section 3.1 General. Licensor hereby grants to Licensee, subject to all the terms and conditions of this Agreement and effective as of the Effective Date, a right and license to make, have made, use, lease, promote, market, distribute and sell the Licensed Products, and utilize the Licensed Processes in furtherance thereof, throughout the Territory. The right and license granted hereunder shall be exclusive as to the Patents, and non-exclusive as to any Technical Information.

Section 3.2 Sublicense Rights. Licensee shall have the right to sublicense any of the rights, privileges and licenses granted hereunder, subject to the provisions of this section 3.2.

        Subsection 3.2.1 Form.  Any sublicense granted by Licensee under this Agreement shall be in a written document signed by Licensor and the sublicensee.

               Subsection 3.2.2 Terms. Any sublicense granted by Licensee shall provide that the Licensee’s obligations to the Partnership under terms of sections 2, 3, 6, 9, 10, 11.1, 11.6, 11.8, 11.11, and 11.12 of this Agreement shall bind the sublicensee as if it were a party to this Agreement and that the Partnership is an intended beneficiary of such sublicense. A copy of such sections shall be attached to and incorporated in such sublicense. Such sublicense shall also provide for termination of the sublicense on termination of the license granted under this Agreement.

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Subsection 3.2.3 Delivery of Copies. Licensee shall provide the Partnership with a copy of any sublicense hereunder within thirty (30) days after it has been signed by the parties.

Subsection 3.2.4 Non-Cash Consideration. No consideration other than cash shall be paid to Licensee under any sublicense without the Partnership’s prior written consent.

Article 4  Best Efforts of Licensee.

Licensee shall devote its best efforts to bring one or more Licensed Products or Licensed Processes to the marketplace through a program of development, production and distribution. This covenant is a material provision of this agreement, the breach of which affords Licensor grounds for termination. In connection with its program, on each anniversary of the Effective Date Licensee shall provide to the Partnership (i) an annual report identifying specific goals and objectives in commercializing the Technology and progress in meeting these goals and objectives, together with (ii) a financial statement and budget setting forth actual expenditures for the items listed therein as well as the projected expenditures for the three following years.

Article 5  Royalties for Licensed Products and Processes.

Section 5.1  Basic Royalty. Subject to section 5.2, in consideration of the license granted by this Agreement, Licensee shall pay a basic royalty of three percent (3%) of Net Sales of Licensed Products and Licensed Processes by Licensee and its Affiliates and its non-affiliated third party sublicensees.

Section 5.2  Discounted Use Period. The royalty due to the Partnership under Section 5.1 shall be discounted as follows: (i) the Licensee shall receive a 30% discount on the royalty otherwise due under this Agreement during the period that Chinmay Chatterjee is a full-time employee of the Licensee; (ii) the Licensee shall receive a 10% discount on the royalty otherwise due under this Agreement during the period Nilu P. Chatterjee is a full-time employee of the Licensee; and (iii) the Licensee shall receive a 10% discount on the royalty otherwise due under this Agreement during the period that Edward D. Furtado is a full time employee of the Licensee. These discounts are cumulative and are based on the full royalty amount. Thus, if all three employees are employed by the Licensee, the Licensee shall pay 50% of the royalties that would be otherwise due. If one employee leaves the employ of the Licensee, the percentage discount received by the Licensee will be reduced by the percentage discount applicable to that employee.

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Section 5.3 Exclusions. No royalties shall be owed with respect to Net Sales of any Licensed Product or Process if it (a) does not embody, utilize or derive from, or is made in accordance with any of the Technical Information, and (b) is not covered in whole or in part by a Valid Claim in the country in which the it is used or, in the case of a Licensed Product, manufactured or sold; or if it is made prior to September 1, 2004.

Section 5.4 Minimum Royalties: Minimum Net Sales. Subject to section 5.2, in each calendar quarter during the term of this Agreement commencing with the fourth quarter (October through December) of 2004, Licensee shall pay minimum royalties of twenty-five thousand dollars ($25,000) per calendar quarter. Net Sales of Licensed Products shall be not less than five million dollars ($5,000,000) for each calendar year after 2004.

Article 6  Reports, Records and Royalty Payments.

Section 6.1 Records. Licensee shall keep adequate and complete records showing all Net Sales of Licensed Products and Licensed Processes, with respect to which basic royalties are due under this Agreement. Such records shall include all information necessary to verify the total amount and computation of basic royalties and minimum royalties due hereunder, and shall be open to inspection by the Partnership or an agent on behalf of the Partnership during normal business hours to the extent necessary to verify the amounts thereof or to ascertain such amounts in the event of a failure of Licensee to report, and to verify the amount of any reductions in royalties claimed by the Licensee under section
5.3. Licensee shall retain such records for not less than five (5) years after the close of any calendar year to which they relate. Should such inspection reveal a shortfall of more than ten percent between the royalties reported and those actually owed by Licensee, the cost of such inspection shall be paid by Licensee.

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Section 6.2  Reports. Within thirty (30) days after the closing of each calendar quarter during the term of the License herein granted, including the quarter in which the license terminates, Licensee shall furnish the Partnership with a written report, signed by an authorized representative of Licensee, showing:

(a)    With respect to sales of all Licensed Products and Processes sold by Licensee and its Affiliates and sublicensees in each country during the preceding calendar quarter, the gross amount invoiced or billed out, the deductions therefrom pursuant to section 2.3, and the Net Sales thereof;

(b)    the amount of basic royalties due on Licensed Products and Processes sold by Licensee and its Affiliates and sublicensees during the preceding calendar quarter, computed pursuant to the provisions of section 5.1 and 5.2 hereof;

(c)    any reductions in royalties claimed by the Licensee under section 5.2, and the reasons therefor; and

(d)    the names and addresses of all sublicensees hereunder of Licensor.

Section 6.3 Royalty Payments. With each such quarterly report, Licensee shall remit to the Partnership the total amount of royalties shown thereby to be due, subject to any credits which may be taken by Licensee hereunder. Subject to the provisions of section 6.4 hereof, payment shall be made in lawful money of the United States. Payments of royalties under this section that are not made when due shall accrue interest at the rate of two percent (2%) over the prime rate as published in the Wall Street Journal on the due date.

Section 6.4 Currency Conversion. All payments due hereunder from foreign sales of Licensed Products and Licensed Processes from time to time shall be paid in United States funds collectible at par in Boston, Massachusetts. For purposes of computing such payments, the Net Sales shall first be determined in the foreign funds for which such Licensed Products or Licensed Processes are sold (herein called "selling funds") and then converted into its equivalent in United States funds at either:

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(a) the rate applicable to the transfer of funds arising from royalty payments as established by the exchange control authorities of the country of which selling funds are the national currency, for the last business day of the accounting period for which payment is thus made; or

(b) if there is no applicable rate so established, then the selling rate in United States funds as published by leading commercial banks in the major city of the country of which selling funds are the national currency, for the last business day of such accounting period; or

(c) if there is no rate so published, then the buying rate for selling funds as published by the Wall Street Journal for the last business day of such accounting period.

Article 7 Patent Prosecution.

Section 7.1  Primary Maintenance Obligation. The Partnership shall maintain the Patents and Licensee shall be licensed thereunder.

Section 7.2  Licensee Participation. Licensee shall have reasonable opportunities to advise the Partnership and shall cooperate with the Partnership in the prosecution, filing and maintenance of the Patents.

Section 7.3  Third-Party Infringement.

Subsection 7.3.1 Notice. If either the Partnership or Licensee learns that a Valid Claim in any issued and unexpired patent licensed exclusively under this Agreement is allegedly infringed or contributorily infringed by a third party, the party learning of the alleged infringement or contributory infringement shall promptly notify the other party. Within thirty (30) days after learning of such infringement or contributory infringement, the Partnership shall notify Licensee of its decision whether or not to bring an action against the alleged infringer.

Subsection 7.3.2 Licensor Prosecution of Claim. In the event that the Partnership brings an action for infringement or contributory infringement, or for an injunction prohibiting the infringing activity, in the name of Licensee and/or the name of the Partnership, Licensee will cooperate with the Partnership and the Partnership will bear all costs and the expenses relating to the litigation. The Partnership will be entitled to all damages and other recoveries awarded in such litigation.

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Subsection 7.3.3  Licensee Prosecution of Claim. In the event that the Partnership decides not to bring an action for infringement or for contributory infringement, or for an injunction prohibiting the infringing activity, then Licensee shall have the right, but not the obligation, to bring an action in the name of the Partnership and/or the name of Licensee. The Partnership will cooperate with Licensee. Licensee shall bear all costs and expenses relating to the litigation, and Licensee will be entitled to all damages and other recoveries awarded in such litigation.

Subsection 7.3.4 Licensor's Participation in Defense. If the Partnership fails to bring a suit against the alleged infringer and, Licensee brings such a suit or action, the Partnership shall have the right to join any such suit or action brought by Licensee and, in such event, shall pay one-half of the cost of such suit or action from the date of joining and shall share equally in the settlement or judgment obtained in such suit or action. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensor, which consent shall not unreasonably be withheld.

Subsection 7.3.5 Cooperation. In any infringement suit as either party may institute to enforce the Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

Section 7.4 Claims Against Licensee

Subsection 7.4.1 Notice to Licensor. If Licensee is charged with or sued in any country for infringement of any patent of a third party by doing acts necessary to practice the inventions of the Patents, Licensee shall promptly notify the Partnership of the name and address of any such third party. The Partnership shall cooperate and assist Licensee in the disposition of each such charge and in the defense of each suit at Licensee’s expense.

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Subsection 7.4.2 Licensor Control of Defense. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patents shall be brought against Licensee, the Partnership, at its sole option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

Section 7.5  Patent Marking. Any Licensed Products that are covered by or are made or used in accordance with any claims of the Patents shall be marked in accordance with the patent laws of each country in which such products are made, sold, or sold for use.

Section 7.6  Licensee Improvements. Licensee shall keep the Partnership apprised on a current basis of any improvements made by Licensee in the Technology, and shall upon the Partnership’s request grant the Partnership a royalty-bearing non-exclusive license to make, have made, use, and sell products and services utilizing such improvements. The royalty rate shall be an amount customary in the trade and shall be negotiated in good faith by the parties.

Article 8  Term and Termination.

Section 8.1  Term. Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect until the expiration of the last to expire of the Patents.

Section 8.2  Licensor's Cessation of Business. If Licensee shall cease to carry on its business, the Partnership shall have the right to terminate this Agreement on notice to Licensee.

Section 8.3 Licensor's Failure to Pay. Should Licensee fail to pay the Partnership such royalties as are due and payable under section 5 or patent prosecution expenses due under section 7.1, the Partnership shall have the right to terminate this Agreement on thirty (30) days written notice, unless Licensee shall pay the Partnership within the thirty (30) days notice period, all such amounts as are due and payable.

Section 8.4 Repeated Late Payments. If Licensee has defaulted on three separate occasions within any consecutive three-year period for failure to pay royalties when due, the Partnership shall have the right to terminate this Agreement on notice to Licensee.

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Section 8.5  Other Material Breach. Upon any material breach or default of this Agreement by Licensee, including a failure to meet the minimum sales required in section 5.4 (and other than as described in connection with sections 8.2, 8.3 and 8.4 above), the Partnership shall have the right to terminate this Agreement and the rights, privileges and license hereunder granted upon sixty (60) days written notice to Licensee. Such termination shall become effective immediately at the conclusion of such notice period unless Licensee shall have cured any such breach or default prior to the expiration of the sixty (60) day period or, in the case of breaches or defaults which are not susceptible of cure within such period, Licensee has commenced such cure and is diligently pursing it.

Section 8.6 Rights and Obligation After Termination. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and its Affiliates and any non-affiliated third party sublicensees thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which Licensee can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Licensee shall pay to the Partnership the royalties thereon as required by section 5 of this Agreement and shall submit the reports required by section 5 hereof on the sales of Licensed Products and Licensed Processes.

Section 8.7  Survival. The provisions of sections 5, 6, 9.1, 9.2 (until 5 years after the last sale of a Licensed Product hereunder), 11.3 11.10 and 11.12 shall survive termination of this Agreement.
Article 9 Indemnification and Insurance.

Section 9.1 Duty to Defend and Indemnify. Inasmuch as the Partnership will not, under the provisions of this Agreement or otherwise, have control over the manner in which Licensee or its Affiliates or its agents or its sublicensees or those operating for its account, or third parties who purchase Licensed Products from any of the foregoing entities, practice the invention encompassed by the license granted herein, Licensee shall defend and hold the Partnership harmless as against any judgments, fees, expenses or other costs (including reasonable attorney's fees) arising from or incidental to any product liability or other lawsuit brought as a consequence of the practice of said invention by any of the foregoing entities, whether or not the Partnership is named as party defendant in any such lawsuit. Licensee shall have the right to defend such a product liability lawsuit with counsel of its own choosing and the Partnership will cooperate in the defense of such action at Licensee's expense. Practice of the invention encompassed by the license granted herein by an Affiliate or an agent or a sublicensee, or a third party on behalf of or for the account of Licensee or by a third party who purchases Licensed Products from any of the foregoing shall be considered practice of said invention for purposes of this section.

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Section 9.2 Insurance. By September 1, 2004, Licensee shall, at its expense, provide to the Partnership a certificate of insurance evidencing a product liability insurance policy from a national insurance carrier to whom the Partnership has no reasonable objection naming the Partnership as an additional named insured and requiring thirty days advance written notice to the Partnership prior to cancellation or material modification of the policy. The policy shall be maintained at Licensee’s expense, and shall have limits of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate for personal injury or death and one million dollars ($1,000,000) for property damage.

Section 9.3 Procedure. In the event any such action is commenced or claim made or threatened against the Partnership or other Indemnities as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, the Partnership or the other Indemnities shall promptly notify Licensee of such event and Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against the Partnership (or other Indemnities) which relates to Licensee's indemnification and Licensee may take such other steps as may be necessary to protect itself. Licensee shall not be liable to the Partnership or other Indemnities on account of any settlement of any such claim or litigation affected without Licensee's consent. The right of Licensee to assume the defense of any action shall be limited to that part of the action commenced against the Partnership and/or Indemnities which relates to Licensee's obligation of indemnification and holding harmless.

Article 10 Representations and Warranties of the Partnership.

The Partnership hereby represents and warrants to Licensee that:

Section 10.1 Power and Authority. The Partnership has the full legal power, authority and right to grant the option and exclusive license under the Patents to perform its obligations under this Agreement and upon execution and delivery by Licensee, this Agreement will constitute valid and binding agreements of the Partnership enforceable against it in accordance with its terms.

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Section 10.2 Title and Validity. The Partnership is the sole owner of all right, title and interest in and to the Patents. Except for such Patents, there are no patents issued or, to the Partnership's knowledge, other patent applications filed in any country covering any of the Technology, except for patents owned or filed by or specifically licensed to the Partnership or any of its Affiliates. the Partnership has no knowledge of any fact which casts substantial doubt on the validity of any of the Patents Rights as of this date.

Section 10.3 No Conflict. Execution, delivery and consummation of this Agreement will not result in the breach of or give rise to cause for termination of any agreement or contract to which the Partnership or its Affiliates may be a party or, to the Partnership's knowledge, which otherwise relates to the Patents, the Licensed Product or Process, or any Technical Information relating to any of the foregoing. Neither the Partnership nor any of its Affiliates after the date hereof shall enter into any agreement or take or fail to take any action which shall restrict its legal right to grant to Licensee the rights and benefits contemplated under this Agreement.

Section 10.4 Indemnity. It is understood that if any of the representations and warranties hereunder are not true and correct as of the date hereof and Licensee or its Affiliate incur damages, costs or other expenses as a result of such falsity or circumstances falsely represented, the Partnership shall defend, indemnify and hold harmless Licensee and its Affiliate for any such damages, costs or expenses incurred. This obligation shall survive termination of this Agreement.

Section 10.5 DISCLAIMERS. THE RIGHTS GRANTED HEREIN BY THE PARTNERSHIP DO NOT INCLUDE ANY WARRANTY WHATSOEVER WITH RESPECT TO THE PERFORMANCE OF A LICENSED PRODUCT INCLUDING ITS SAFETY, QUALITY, EFFECTIVENESS, COMMERCIAL VIABILITY OR MERCHANTABILITY, AND LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY IN THIS REGARD.

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Article 11 Miscellaneous.

Section 11.1 Export Controls. Licensee shall not sell, transfer, export, or reexport any Licensed Products or Licensed Processes or related information in any form, or any direct product of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or reexport any such Licensed Products or Licensed Processes or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. Licensee shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or reexport. To the extent not inconsistent with this Agreement, the Partnership shall provide Licensee with such assistance as it may reasonably request in such license, permits or authorization.

Section 11.2 Notices. All reports, notices and other communications provided hereunder shall be made or given hereunder may be made or given by either party by facsimile, by first-class mail, postage prepaid, or by air courier to the mailing address or facsimile numbers set out below or such other address or facsimile numbers as such party shall have furnished in writing to the other party in accordance with this section:

If to the Partnership,
c/o Chinmay Chatterjee
101 High Street
Westwood, MA 02090

with a copy to:
Bromberg & Sunstein LLP
125 Summer Street
Boston, MA 02110
Attn.: Thomas C. Carey
Fax No. (617) 443-0004
Tel: 617-443-9292

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If to Licensee, to: Integrated Pharmaceuticals Inc.
310 Authority Drive
Fitchburg, MA 01420

with a copy to: Greg Lipsker

Workland & Witherspoon, PLLC
Washington Mutual Financial Center
601 West Main Avenue, Suite 714
Spokane, Washington 99201-0677
Facsimile No.:
Tel: 509-455-9077

or to such other individuals or at such address as either party hereto may from time to time designate by written notice to the other. In the event of notice by facsimile the sending party shall confirm the facsimile notice by mailing said notice to the other party in accordance with this section no later than the first business day following the date of facsimile. Notice sent by first-class mail shall be deemed to be received three (3) days after being deposited in the U.S. mail. Notice sent by facsimile machine or by overnight delivery service shall be deemed received one day after having been sent.

Section 11.3 Confidentiality. Licensee and the Partnership contemplate that it may be necessary to exchange trade secrets or other confidential information in connection with the terms of this Agreement. Each party to this Agreement agrees, therefore, all of the Technical Information and all other information marked CONFIDENTIAL that is received from the other shall be maintained in confidence and that reasonable and prudent practices shall be followed to maintain the information in confidence including, where necessary, obtaining written confidentiality agreements from persons not already bound by a written confidentiality agreement having access to information obtained from the other. The obligation to maintain the confidentiality of such information shall survive this Agreement for a period of three (3) years. However, a party shall not be obligated to maintain information in confidence which it can reasonably prove by written documentation:

(a)    to have been publicly known prior to submission by the other; or

(b)    to have been known or available to it prior to submission by the other; or

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(c)    to have become publicly known, without fault on its part, subsequent to submission by the other; or

(d)    to have been received by it from a third party not under a direct or indirect duty of confidence to the other; or

(e)    to have been required to be disclosed by order of any court or government agency, provided that reasonable advance notice is given to the other to afford an opportunity to protect the information.

Notwithstanding any other provision of this Agreement, Licensee may disclose confidential or trade secret information relating to this Agreement to any person or entity with whom Licensee has, or is proposing to enter into, a business relationship, as long as Licensee obtains from such person or entity an agreement containing provisions concerning confidentiality substantially similar to those provided in this Agreement.

Section 11.4 Relationship of Parties. For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

Section 11.5 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Partnership and its successors and assigns. As to Licensee, this Agreement is personal in its character; Licensee's duties hereunder cannot be delegated and, except as provided herein, its rights cannot be assigned, sold, transferred or encumbered in any manner, any attempt to do so being void.

Section 11.7 Merger. This instrument contains the entire Agreement between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.

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Section 11.8 Amendment and Waiver. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

Section 11.9 Captions. The captions are provided for convenience and are not to be used in construing this Agreement.

Section 11.10 No Presumptions. The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.

Section 11.11 Counterparts. This Agreement may be signed in counterparts which collectively shall constitute a single agreement.

Section 11.12 Choice of Law; Prorogation. This Agreement shall be governed by and interpreted in accordance with Massachusetts law, without giving effect to conflict of laws. Any controversy of claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration at Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose exclusive jurisdiction for such purposes each of the parties hereby irrevocably consents and submits. The parties will not raise in connection with any action or suit hereunder, and hereby waive any defenses based upon, the venue, the inconvenience of the forum, the lack of personal jurisdiction or the like in any action or suit brought in any of such courts.

Section 11.13 Force Majeure. Neither party shall be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

Section 11.14 Further Assurances. The parties each, at any time or from time to time, shall execute and deliver or cause to be delivered such further assurances, instruments or documents as may be reasonably necessary to fulfill the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LICENSOR:
NEC PARTNERSHIP

/s/ Chinmay Chatterjee
Chinmay Chatterjee, Partner

/s/ Nilu Chatterjee
Nilu P. Chatterjee, Partner

/s/ Edward D. Furtado
Edward D. Furtado, Partner

LICENSEE
INTEGRATED
PHARMACEUTICALS, INC.

/s/ Chinmay Chatterjee
By: Chinmay Chatterjee
Its: CEO